EXHIBIT 99.1

Wyndham Worldwide Reports Fourth Quarter and Full-Year 2017 Results

European Vacation Rentals Business Has Been Classified as a Discontinued Operation

Increases Dividend 14%

Company Also Provides Full-Year 2018 Projections

PARSIPPANY, N.J. (February 14, 2018) – Wyndham Worldwide Corporation (NYSE: WYN) today announced results for the fourth quarter and year ended December 31, 2017. The Company’s adjusted results exceeded its most recent projections, published in October, and its reported results were further increased by the favorable impact of U.S. corporate tax reform on fourth quarter earnings.

In the fourth quarter, the Company classified its European vacation rentals business, for which it is exploring strategic alternatives, as a discontinued operation. As a result of this reclassification, the Company’s results from continuing operations are not comparable to its previously reported results or its prior projections. The following table highlights results from continuing and discontinued operations:

	Three Months Ended December 31, 2017			Twelve Months Ended December 31, 2017
	Continuing Operations	Discontinued Operations	Combined	Continuing Operations	Discontinued Operations	Combined

Revenues	$1,246	$148	$1,394	$5,076	$745	$5,821

Net Income/(Loss)*	$462	$(13)	$449	$818	$53	$871

Adjusted Net Income/(Loss)*	$152	$(2)	$150	$570	$68	$639

Adjusted EBITDA	$320	$14	$334	$1,256	$141	$1,397

Diluted EPS	$4.54	$(0.13)	$4.41	$7.89	$0.51	$8.40

Adjusted Diluted EPS	$1.49	$(0.02)	$1.47	$5.50	$0.66	$6.16

*Includes non-controlling interests.

Full-year adjusted EBITDA from continuing and discontinued operations of $1,397 million compares to the Company’s October projection of $1,380 million to $1,395 million of adjusted EBITDA in 2017. Table 9 of this release provides additional information regarding continuing and discontinued operations for both 2017 and 2016. Full reconciliations of GAAP results to non-GAAP measures for all reported periods appear in the tables to this press release.

FOURTH QUARTER 2017 OPERATING RESULTS

Fourth quarter revenues from continuing operations were $1.2 billion, up 4% compared with the prior-year period.

Net income from continuing operations in the fourth quarter of 2017 was $462 million compared with $164 million for the fourth quarter of 2016. Diluted earnings per share (EPS) from continuing operations was $4.54, versus $1.53 in the prior-year period. Net income from continuing operations was impacted by $426 million ($4.18 per share) of tax benefit recorded primarily as a result of the recently enacted Tax Cuts and Jobs Act and a $4 million after-tax expense ($0.04 per share) from the Act’s impact on long-term incentive awards, $87 million ($0.86 per share) of after-tax impairment expense, $22 million ($0.22 per share) of after-tax separation costs and $2 million ($0.02 per share) of after-tax acquisition costs.

Adjusted net income from continuing operations for the fourth quarter of 2017 was $152 million or $1.49 per diluted share, compared with $147 million or $1.36 per diluted share in the fourth quarter of 2016. Adjusted results exclude separation costs, the initial impact of the Tax Cuts and Jobs Act, impairment expense and other items as detailed in Tables 7 and 8 of this press release. The growth in earnings primarily reflects higher revenues in all three of the Company’s operating segments, partially offset by increased interest expense. Adjusted diluted EPS also reflects the benefit of the Company’s share repurchase program.

“As we continue the process of separating into two publicly traded companies, our business momentum remains strong,” said Stephen P. Holmes, chairman and CEO. “Our teams have continued to execute against our strategic and operating plans; we continued to return cash to shareholders through dividends and share repurchases; and we have positioned our businesses for future growth.”

Fourth quarter EBITDA from continuing operations was $174 million, compared with $308 million in the prior-year period, reflecting asset impairments and separation costs recorded in fourth quarter 2017. Adjusted EBITDA from continuing operations was $320 million, compared with $305 million in the fourth quarter of 2016, an increase of 5%. Results primarily reflect the growth in revenues along with cost containment efforts, partially offset by $16 million of hurricane impacts. The Company’s results have been adjusted to reflect the classification of the European vacation rentals business as a discontinued operation.

As previously reported, weather events in the third quarter had an unusually pronounced effect on fourth quarter operating results. The Company estimates that the third quarter hurricanes reduced fourth quarter revenues, net income and EBITDA by $15 million, $10 million, and $16 million, respectively. The reductions primarily reflect the temporary closure of vacation ownership sales centers, particularly in the Caribbean, and remediation efforts at the Company’s Wyndham Rio Mar hotel in Puerto Rico.

FULL-YEAR 2017 OPERATING RESULTS

Full-year revenues from continuing operations were $5.1 billion, up 3% compared with the prior year.

Full-year net income from continuing operations was $819 million compared with $545 million in the prior year. Diluted earnings per share from continuing operations was $7.89, versus $4.93 in the prior year. The growth in earnings is primarily due to the tax benefit recorded as a result of the recently enacted Tax Cuts and Jobs Act, partially offset by impairment expenses and separation costs.

Full-year adjusted net income from continuing operations was $570 million or $5.50 per diluted share, compared with $569 million or $5.15 per diluted share in 2016. Adjusted results exclude items as detailed in Tables 7 and 8 of this press release. The growth in revenues was offset by higher year-over-year interest, depreciation and variable compensation expenses along with the impact of the third quarter hurricanes. The growth in adjusted diluted EPS primarily reflects the Company’s repurchase of 6% of its outstanding shares in 2017.

Full-year 2017 EBITDA from continuing operations was $952 million, compared with $1,197 million in 2016, primarily reflecting asset impairments and separation costs. Adjusted EBITDA from continuing operations was $1,256 million, compared with $1,239 million in the prior year. The increase in adjusted EBITDA primarily reflects the growth in revenues, partially offset by $26 million of hurricane impacts.

The Company estimates that the third quarter weather events reduced full-year revenues, net income and EBITDA by $28 million, $17 million and $26 million, respectively. The reductions primarily reflect the temporary closure of vacation ownership sales centers, particularly in the Caribbean, and remediation efforts at Company’s Wyndham Rio Mar hotel in Puerto Rico.

For the twelve months ended December 31, 2017, net cash provided by operating activities from continuing operations was $880 million, compared with $846 million in the prior year. The increase primarily reflects higher net income.

Free cash flow from continuing operations was $727 million in 2017, compared with $686 million for the prior year, primarily reflecting the changes in net cash provided by operating activities. Total free cash flow (from continuing and discontinued operations) was $799 million in 2017, compared with $782 million in 2016. The Company defines free cash flow as net cash provided by operating activities less capital expenditures.

FOURTH QUARTER 2017 BUSINESS UNIT RESULTS

Hotel Group

Revenues increased 5% to $332 million in the fourth quarter of 2017, compared with $316 million in fourth quarter 2016. Results reflect higher royalties and franchise fees as well as higher pass-through marketing, reservation and Wyndham Rewards revenues.

EBITDA was $55 million in the fourth quarter compared with $99 million in the prior-year quarter, primarily due to $41 million of impairment expense related to a hotel management contract and the write-down of other intangible assets in 2017. Adjusted EBITDA was $102 million compared with $99 million in the prior-year period, primarily reflecting the revenue increases, partially offset by the adverse impact of Hurricane Maria on the Company’s owned hotel in Puerto Rico.

Fourth quarter domestic RevPAR increased 4.5% compared with fourth quarter 2016. In constant currency, global RevPAR increased 4.6%.

As of December 31, 2017, the Company’s hotel system consisted of over 8,400 properties and approximately 728,200 rooms, a 4% increase compared with a year earlier, including almost 12,000 rooms we added to the system with the acquisition of AmericInn in October. The development pipeline increased to nearly 1,160 hotels and 148,200 rooms, a 7% year-over-year room increase, of which 58% are international and 68% are new construction.

Destination Network

This segment no longer includes the Company’s European vacation rentals business, which is now classified as a discontinued operation. Revenues were $200 million in the fourth quarter of 2017, compared with $190 million in the fourth quarter of 2016, an increase of 5%. Exchange revenue per member increased 7%, driven by favorable pricing, while the average number of members declined 1%.

EBITDA was $40 million compared with $39 million in the fourth quarter of 2016, reflecting $8 million of separation costs. Adjusted EBITDA was $48 million compared with $39 million in the prior-year period, an increase of 23%, primarily reflecting favorable pricing as well as cost-saving initiatives.

Vacation Ownership

Revenues were $734 million in the fourth quarter of 2017, compared with $705 million in the fourth quarter of 2016, an increase of 4%. The increase reflects a 7% increase in gross VOI sales, despite the negative impact of the hurricanes on VOI sales, as well as higher consumer financing revenues.

Tour flow increased 7%, driven by increased tours to new owners. Volume per guest (VPG) increased 2%.

EBITDA was $133 million in the fourth quarter of 2017 compared with $182 million in the prior-year quarter, reflecting a $65 million asset impairment directly attributable to the recent hurricanes and their continuing effects on the Caribbean. Adjusted EBITDA was $200 million compared with $191 million in the prior-year quarter. Results reflect higher gross VOI sales and consumer financing revenue, partially offset by a higher provision for loan losses.

OTHER ITEMS

•	La Quinta Acquisition - The Company recently announced its intention to purchase La Quinta Holdings’ hotel franchising and hotel management operations for $1.95 billion in cash. The transaction will add nearly 900 managed and franchised hotels to our Hotel Group’s portfolio and is expected to close in the second quarter of 2018.

•	Corporate Tax Reform - The Company recorded a one-time, net tax benefit of $426 million, primarily driven by a reduction in its net deferred tax liability due to the lower corporate tax rate as a result of the Tax Cuts and Jobs Act of 2017.

•	Impairment Charges - Non-cash impairment charges totaled $106 million in the fourth quarter of 2017. The charges are for the write-down of VOI inventory along with property and equipment at our Vacation Ownership business due to the impact of the third quarter hurricanes, the write-down of a guarantee asset and a note receivable related to a hotel management agreement, and the write-down of certain intangible assets in our Hotel Group business.

•	Share Repurchases - The Company repurchased 1.4 million shares of common stock for $150 million during the fourth quarter of 2017 at an average price of $110.06. Over the course of 2017, the Company repurchased 6.3 million shares of stock, or 6% of shares outstanding, at a cost of $601 million. From January 1 through February 13, 2018, the Company repurchased an additional 0.2 million shares for $21 million.

•	Dividend Increase - The Company’s Board of Directors authorized an increase in the quarterly cash dividend to $0.66 from $0.58 per share, beginning with the dividend that is expected to be declared in the first quarter of 2018.

•	Upcoming Separation - As previously announced, the Company plans to become two publicly traded hospitality companies through the spin-off of the Company’s Hotel Group to shareholders. The process is proceeding as planned, and the Company expects to complete the separation in the second quarter of 2018.

OUTLOOK

Note to Editors: The Company has classified its European vacation rentals business, for which it is exploring strategic alternatives, as a discontinued operation and is therefore excluded from the outlook below. In addition, the outlook excludes possible future share repurchases. Current analysts’ estimates include projections of the European vacation rentals business and often include projected share repurchases. These factors result in discrepancies between the Company’s projections and database consensus forecasts.

The Company projects the following results for full-year 2018:

•	Revenues of $5.26 billion to $5.40 billion, an increase of 4% to 6%.
•	An effective tax rate applicable to adjusted pretax earnings of approximately 25%.
•	Adjusted net income from continuing operations of $702 million to $722 million, an increase of 23% to 27%, approximately 19 points of which is due to a lower effective tax rate.
•	Adjusted EBITDA of $1.330 billion to $1.355 billion, which represents year-over-year growth of 6% to 8% and is comprised of:
o	Hotel Group adjusted EBITDA growth of 7% to 9%
o	Destination Network adjusted EBITDA growth of 1% to 5%
o	Vacation Ownership adjusted EBITDA growth of 6% to 8%
•	Adjusted diluted EPS from continuing operations of $6.90 to $7.05, which is an increase of 25% to 28% and is based on a diluted share count of 101.7 million.

These projections exclude the impact of the La Quinta acquisition and the financing thereof, exclude any impact from our European vacation rentals business, which is treated as a discontinued operation, exclude costs associated with the Company’s planned separation into two separate publicly-traded companies and are consistent with our historical recognition of revenues, without adjustment for the required 2018 change in revenue recognition accounting. See Table 12 for detailed projections.

In determining adjusted net income, adjusted EBITDA and adjusted EPS, the Company excludes certain items which are otherwise included in determining the comparable GAAP financial measures. A description of the adjustments that have been applicable for the reported periods in determining adjusted net income, adjusted EBITDA and adjusted EPS are reflected in Tables 7 and 8 of this press release. The Company is providing an outlook for net income, EBITDA and EPS only on a non-GAAP basis because the Company is unable to predict with reasonable certainty the totality or ultimate outcome or occurrence of these adjustments or other potential adjustments that may arise in the future during the outlook period, which can be dependent on future events that may not be reliably predicted.

CONFERENCE CALL INFORMATION

Wyndham Worldwide Corporation will hold a conference call with investors to discuss the Company’s results and outlook on Wednesday, February 14, 2018 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at http://www.wyndhamworldwide.com/investors/. The conference call may also be accessed by dialing 800-895-1549 and providing the passcode WYNDHAM. Listeners are urged to call at least 10 minutes prior to the scheduled start time. An archive of this webcast will be available on the website for approximately 90 days beginning at 12:00 p.m. ET on February 14, 2018. A telephone replay will be available for approximately 10 days beginning at 12:00 p.m. ET on February 14, 2018 at 800-839-1320.

PRESENTATION OF FINANCIAL INFORMATION

Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of the press release.

ABOUT WYNDHAM WORLDWIDE

Wyndham Worldwide (NYSE: WYN) is one of the largest global hospitality companies, providing travelers with access to a collection of trusted hospitality brands in hotels, vacation ownership, and unique accommodations including vacation exchange and managed home rentals. With a collective inventory of over 22,000 places to stay across 110 countries on six continents, Wyndham Worldwide and its 39,000 associates welcome people to experience travel the way they want. This is enhanced by Wyndham Rewards®, the Company’s award-winning guest loyalty program across its businesses, which is making it simpler for members to earn more rewards and redeem their points faster. For more information, please visit www.wyndhamworldwide.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that convey management’s expectations as to the future based on plans, estimates and projections at the time Wyndham Worldwide makes the statements and may be identified by terminology such as “will,” “expect,” believe,” “plan,” “anticipate,” “goal,” “future,” “outlook,” guidance,” “target,” “estimate” and similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Worldwide or the post-spin companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to the Company’s revenues, earnings, taxes, cash flow and related financial and operating measures, dividends, share repurchases, acquisitions, dispositions and expectations with respect to the spin-off and related transactions, as well as the post-spin companies’ future operating, financial and business performance.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward-looking statements include general economic conditions, the performance of the financial and credit markets, the economic environment for the hospitality industry, the impact of war, terrorist activity or political strife, operating risks associated with the hotel, vacation exchange and rentals and vacation ownership businesses, differences between the actual impact of recently enacted corporate tax reform and our current expectations, uncertainties that may delay or negatively impact the spin-off or cause the spin-off to not occur at all, uncertainties related to the post-spin companies’ ability to realize the anticipated benefits of the spin-off, uncertainties related to Wyndham Worldwide’s ability to successfully complete the spin-off on a tax-free basis within the expected time frame or at all, unanticipated developments that delay or otherwise negatively affect the spin-off, uncertainties related to Wyndham Worldwide’s ability to obtain financing for the two companies or the terms of such financing, unanticipated developments related to the impact of the spin-off on our relationships with our customers, suppliers, employees and others with whom we have relationships, unanticipated developments resulting from possible disruption to our operations resulting from the proposed spin-off, the potential impact of the spin-off and related transactions on Wyndham Worldwide’s credit rating, uncertainties relating to Wyndham Worldwide’s exploration of strategic alternatives for its European vacation rentals business and the outcome and timing of that process, uncertainties relating to Wyndham Worldwide’s pending acquisition of La Quinta Holdings’ hotel franchising and hotel management operations and the outcome and timing of that process, the timing and amount of future share repurchases and dividends, as well as those factors described in Wyndham Worldwide’s Annual Report on Form 10-K, filed with the SEC on February 17, 2017, and in Wyndham Worldwide’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Except for Wyndham Worldwide’s ongoing obligations to disclose material information under the federal securities laws, it undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

# # #

Investor and Media Contacts:

Margo C. Happer

Senior Vice President, Investor Relations

Wyndham Worldwide Corporation

973-753-6472

margo.happer@wyn.com

Barry Goldschmidt

Vice President, Investor Relations

Wyndham Worldwide Corporation

973-753-7703

barry.goldschmidt@wyn.com

Wyndham Worldwide Corporation

Earnings Release Schedules

Quarter Four - December 31, 2017

Table of Contents

Table No.

Consolidated Statements of Income (Unaudited)	1

Operating Results of Reportable Segments	2

Operating Statistics	3

Condensed Consolidated Statements of Cash Flows and Reconciliation of Free Cash Flows (Unaudited)	4

Revenue Detail by Reportable Segment	5

Brand System Details	6

Non-GAAP Reconciliation of Adjusted Net Income and EPS	7

Non-GAAP Reconciliation of Adjusted EBITDA by Reportable Segment	8

Non-GAAP Financial Data for Continuing and Discontinued Operations	9

Non-GAAP Reconciliation for Discontinued Operations	10

Non-GAAP Reconciliation of Gross VOI Sales	11

Non-GAAP Reconciliation of 2018 Outlook	12

Schedule of Summarized Balance Sheet Information	13

Table 1

Wyndham Worldwide Corporation

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net revenues
Service and membership fees	$448	$424	$1,895	$1,879
Vacation ownership interest sales	423	415	1,689	1,606
Franchise fees	173	164	695	677
Consumer financing	120	113	463	440
Other	82	77	334	324
Net revenues	1,246	1,193	5,076	4,926

Expenses
Operating	545	521	2,194	2,144
Cost of vacation ownership interests	35	31	150	146
Consumer financing interest	19	19	74	75
Marketing and reservation	180	167	773	740
General and administrative	160	147	648	631
Separation-related	31	-	51	-
Impairment	106	-	246	-
Restructuring	-	1	15	14
Depreciation and amortization	55	51	213	202
Total expenses	1,131	937	4,364	3,952

Operating income	115	256	712	974
Other income, net	(4)	(1)	(27)	(21)
Interest expense	42	33	156	133
Early extinguishment of debt	-	-	-	11
Interest income	(2)	(2)	(7)	(7)

Income before income taxes	79	226	590	858
(Benefit)/provision for income taxes	(383)	62	(229)	313
Income from continuing operations	462	164	819	545
Income/(loss) from discontinued operations, net of income taxes	(13)	-	53	67

Net income	449	164	872	612
Net income attributable to noncontrolling interest	-	-	(1)	(1)
Net income attributable to Wyndham shareholders	$449	$164	$871	$611

Basic Earnings per share
Continuing operations	$4.58	$1.54	$7.94	$4.96
Discontinued operations	(0.13)	-	0.52	0.60
	$4.45	$1.54	$8.46	$5.56

Diluted Earnings per share
Continuing operations	$4.54	$1.53	$7.89	$4.93
Discontinued operations	(0.13)	-	0.51	0.60
	$4.41	$1.53	$8.40	$5.53

Weighted average shares outstanding
Basic	101	107	103	110
Diluted	102	108	104	111

Table 2

(1 of 2)

Wyndham Worldwide Corporation

OPERATING RESULTS OF REPORTABLE SEGMENTS

(In millions)

In addition to other measures, management evaluates the operating results of each of its reportable segments based upon net revenues and “EBITDA”, which is defined as net income before depreciation and amortization, interest expense (excluding consumer financing interest), early extinguishment of debt, interest income (excluding consumer financing revenues) and income taxes, each of which is presented on the Company’s Consolidated Statements of Income. The Company also uses adjusted EBITDA as a financial measure of its operating performance. The Company believes that EBITDA and adjusted EBITDA are useful measures of assessing performance of the Company and for the Company's segments which, when considered with GAAP measures, give a more complete understanding of its operating performance and assist its investors in evaluating its ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or nonrecurring and which in the Company's view do not necessarily reflect ongoing operating performance. The Company also internally uses these measures to assess its operating performance, both in absolute terms and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. The Company’s presentation of EBITDA and adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

The following tables summarize net revenues and EBITDA for the Company's reportable segments, as well as reconcile Net Income to EBITDA for the three months ended December 31, 2017 and 2016:

	Three Months Ended December 31,
	2017		2016
	Net Revenues	EBITDA	Net Revenues	EBITDA
Hotel Group	$332	$55	$316	$99
Destination Network	200	40	190	39
Vacation Ownership	734	133	705	182
Total Reportable Segments	1,266	228	1,211	320
Corporate and Other (a)	(20)	(54)	(18)	(12)
Total Company	$1,246	$174	$1,193	$308

Reconciliation of Net Income to EBITDA

	Three Months Ended December 31,
	2017	2016
Net income	$449	$164
Income from discontinued operations, net of tax	13	-
(Benefit)/provision for income taxes	(383)	62
Depreciation and amortization	55	51
Interest expense	42	33
Interest income	(2)	(2)
EBITDA	$174	$308

Note: Amounts may not add due to rounding.

(a)	Includes the elimination of transactions between segments.

The following tables summarize net revenues and adjusted EBITDA for the Company's reportable segments for the twelve months ended December 31, 2017 and 2016 (for a description of adjustments and reconciliation by segment, see Table 8):

	Three Months Ended December 31,
	2017		2016
		Adjusted		Adjusted
	Net Revenues	EBITDA	Net Revenues	EBITDA
Hotel Group	$332	$102	$316	$99
Destination Network	200	48	190	39
Vacation Ownership	734	200	705	191
Total Reportable Segments	1,266	350	1,211	329
Corporate and Other (a)	(20)	(30)	(18)	(24)
Total Company	$1,246	$320	$1,193	$305

Table 2

(2 of 2)

Wyndham Worldwide Corporation

OPERATING RESULTS OF REPORTABLE SEGMENTS

(In millions)

The following tables summarize net revenues and EBITDA for the Company's reportable segments, as well as reconcile net income attributable to Wyndham shareholders to EBITDA for the twelve months ended December 31, 2017 and 2016:

	Twelve Months Ended December 31,
	2017		2016
	Net Revenues	EBITDA	Net Revenues	EBITDA
Hotel Group	$1,343	$367	$1,309	$391
Destination Network	912	257	898	222
Vacation Ownership	2,905	489	2,794	694
Total Reportable Segments	5,160	1,113	5,001	1,307
Corporate and Other (a)	(84)	(161)	(75)	(110)
Total Company	$5,076	$952	$4,926	$1,197

Reconciliation of Net income attributable to Wyndham shareholders to EBITDA

	Twelve Months Ended December 31,
	2017	2016
Net income attributable to Wyndham shareholders	$871	$611
Net income attributable to noncontrolling interest	1	1
Income from discontinued operations, net of tax	(53)	(67)
(Benefit)/provision for income taxes	(229)	313
Depreciation and amortization	213	202
Interest expense	156	133
Early extinguishment of debt	-	11
Interest income	(7)	(7)
EBITDA	$952	$1,197

Note: Amounts may not add due to rounding.

(a)	Includes the elimination of transactions between segments.

The following tables summarize net revenues and adjusted EBITDA for the Company's reportable segments for the twelve months ended December 31, 2017 and 2016 (for a description of adjustments and reconciliation by segment, see Table 8):

	Twelve Months Ended December 31,
	2017		2016
		Adjusted		Adjusted
	Net Revenues	EBITDA	Net Revenues	EBITDA
Hotel Group	$1,343	$416	$1,309	$401
Destination Network	912	262	898	251
Vacation Ownership	2,905	696	2,794	708
Total Reportable Segments	5,160	1,374	5,001	1,360
Corporate and Other (a)	(84)	(118)	(75)	(121)
Total Company	$5,076	$1,256	$4,926	$1,239

Table 3

(1 of 2)

Wyndham Worldwide Corporation

OPERATING STATISTICS

The following operating statistics are the drivers of the Company's revenues and therefore provide an enhanced understanding of the Company's businesses:

	Year	Q1	Q2	Q3	Q4	Full Year
Hotel Group (a)
Number of Rooms	2017	699,800	705,700	708,500	728,200	728,200
	2016	679,100	683,300	689,800	697,600	697,600
	2015	667,400	668,500	671,900	678,000	678,000
	2014	646,900	650,200	655,300	660,800	660,800

RevPAR	2017	$31.73	$39.43	$44.36	$34.88	$37.63
	2016	$31.59	$39.10	$43.04	$32.92	$36.67
	2015	$32.84	$39.82	$43.34	$32.98	$37.26
	2014	$32.30	$40.11	$43.71	$34.06	$37.57

Destination Network (a)
Average Number of Members (in 000s)	2017	3,817	3,791	3,792	3,796	3,799
	2016	3,841	3,857	3,868	3,843	3,852
	2015	3,822	3,831	3,835	3,836	3,831
	2014	3,727	3,748	3,777	3,808	3,765

Exchange Revenue Per Member	2017	$192.01	$168.27	$166.35	$162.26	$172.25
	2016	$189.78	$164.61	$164.39	$151.19	$167.48
	2015	$194.06	$167.81	$163.38	$152.00	$169.29
	2014	$200.78	$179.17	$171.77	$157.24	$177.12

Vacation Ownership (a)
Gross Vacation Ownership Interest (VOI) Sales (in 000s) (b)	2017	$439,000	$563,000	$602,000	$539,000	$2,144,000
	2016	$428,000	$518,000	$564,000	$502,000	$2,012,000
	2015	$390,000	$502,000	$565,000	$507,000	$1,965,000
	2014	$410,000	$496,000	$513,000	$470,000	$1,889,000

Tours (in 000s)	2017	176	235	247	210	869
	2016	179	213	230	197	819
	2015	168	206	227	200	801
	2014	170	208	225	191	794

Volume Per Guest (VPG)	2017	$2,354	$2,302	$2,299	$2,438	$2,345
	2016	$2,244	$2,328	$2,320	$2,399	$2,324
	2015	$2,177	$2,353	$2,354	$2,390	$2,326
	2014	$2,272	$2,280	$2,158	$2,336	$2,257

Note: Full year amounts may not add across due to rounding.

(a)	Includes the impact of acquisitions from the acquisition dates forward.
(b)	Includes Gross VOI sales under the Company's Wyndham Asset Affiliate Model (WAAM) Just-in-Time. (See Table 11 for a reconciliation of Gross VOI sales to vacation ownership interest sales).

ADDITIONAL DATA

	Year	Q1	Q2	Q3	Q4	Full Year
Hotel Group
Number of Properties	2017	8,080	8,140	8,150	8,420	8,420
	2016	7,830	7,880	7,930	8,040	8,040
	2015	7,670	7,700	7,760	7,810	7,810
	2014	7,500	7,540	7,590	7,650	7,650

Vacation Ownership
Provision for Loan Losses (in 000s) (*)	2017	$85,000	$110,000	$123,000	$101,000	$420,000
	2016	$63,000	$90,000	$104,000	$86,000	$342,000
	2015	$46,000	$60,000	$78,000	$64,000	$248,000
	2014	$60,000	$70,000	$70,000	$60,000	$260,000

Note: Full year amounts may not add across due to rounding.

(*)	Represents provision for estimated losses on vacation ownership contract receivables originated during the period, which is recorded as a contra revenue to vacation ownership interest sales on the Consolidated Statements of Income.

Table 3

(2 of 2)

Wyndham Worldwide Corporation

OPERATING STATISTICS

GLOSSARY OF TERMS

Hotel Group

Number of Rooms: Represents the number of rooms at hotel group properties at the end of the period which are either (i) under franchise and/or management agreements, or company owned and (ii) properties under affiliation agreements for which the Company receives a fee for reservation and/or other services provided.

Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.

Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.

RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR. Comparable RevPAR represents RevPAR of hotels which are included in both periods.

Destination Network

Average Number of Members: Represents members in the Company's vacation exchange programs who paid annual membership dues as of the end of the period or who are within the allowed grace period. For additional fees, such participants are entitled to exchange intervals for intervals at other properties affiliated with the Company's vacation exchange business. In addition, certain participants may exchange intervals for other leisure-related services and products.

Exchange Revenue Per Member: Represents total annualized revenues generated from fees associated with memberships, exchange transactions, member-related rentals and other servicing for the period divided by the average number of vacation exchange members during the period.

Vacation Ownership

Gross Vacation Ownership Interest Sales: Represents sales of vacation ownership interest (VOIs), including WAAM sales, before the net effect of percentage-of-completion accounting and loan loss provisions. The Company believes gross VOI sales provide an enhanced understanding of the performance of its vacation ownership business because it directly measures the sales volume of this business during a given reporting period. See Table 11 for a reconciliation of Gross VOI sales to vacation ownership interest sales.

Tours: Represents the number of tours taken by guests in the Company's efforts to sell VOIs.

Volume per Guest (VPG): Represents Gross VOI sales (excluding tele-sales upgrades, which are non-tour upgrade sales) divided by the number of tours. The Company has excluded non-tour upgrade sales in the calculation of VPG because non-tour upgrade sales are generated by a different marketing channel. See Table 11 for a detail of tele-sales upgrades for 2014-2017.

General

Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation).

Currency-Neutral: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).

Table 4

Wyndham Worldwide Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND RECONCILIATION OF FREE CASH FLOWS

(In millions)

(Unaudited)

Condensed Consolidated Statements of Cash Flows:

	Twelve Months Ended December 31,
	2017	2016

Net cash provided by operating activities - Continuing Operations	$880	$846
Net cash provided by operating activities - Discontinued Operations	107	127
Net cash provided by operating activities	987	973

Net cash used in investing activities - Continuing Operations	(362)	(259)
Net cash used in investing activities - Discontinued Operations	(32)	(94)
Net cash used in investing activities	(394)	(353)

Net cash used in financing activities - Continuing Operations	(538)	(576)
Net cash used in financing activities - Discontinued Operations	(21)	(10)
Net cash used in financing activities	(559)	(586)

Effect of changes in exchange rates on cash and cash equivalents	14	(20)

Net increase in cash and cash equivalents	$48	$14

Free Cash Flow:

The Company defines free cash flow to be net cash provided by operating activities less property and equipment additions which the Company also refers to as capital expenditures. The Company believes free cash flow to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions, development advances and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using free cash flow versus the GAAP measures of net cash provided by operating activities, net cash used in investing activities and net cash used in financing activities as a means for evaluating Wyndham Worldwide is that free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.

The following table provides more details on the GAAP financial measure that is most directly comparable to the non-GAAP financial measure and the related reconciliation between these financial measures:

	Twelve Months Ended December 31,
	2017	2016
Net cash provided by operating activities - Continuing Operations	$880	$846
Less: Property and equipment additions - Continuing Operations	(153)	(160)
Free cash flow - Continuing Operations	$727	$686

Net cash provided by operating activities - Discontinued Operations	$107	$127
Less: Property and equipment additions - Discontinued Operations	(35)	(31)
Free cash flow - Discontinued Operations	$72	$96

Total free cash flow	$799	$782

Table 5

Wyndham Worldwide Corporation

REVENUE DETAIL BY REPORTABLE SEGMENT

(In millions)

	2017					2016
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Hotel Group
Royalties and Franchise Fees	$79	$98	$114	$100	$391	$74	$94	$105	$94	$367
Marketing, Reservation and Wyndham Rewards Revenues (a)	83	106	120	98	407	83	103	125	92	405
Hotel Management Reimbursable Revenues (b)	66	69	64	64	264	67	71	67	65	271
Intersegment Trademark Fees	13	15	16	14	59	13	15	16	14	56
Owned Hotel Revenues	23	21	16	18	78	27	19	17	17	81
Ancillary Revenues (c)	34	36	38	38	144	31	32	34	34	129
Total Hotel Group	298	345	368	332	1,343	295	334	364	316	1,309

Destination Network
Exchange Revenues	183	159	158	154	654	182	159	159	145	645
Rental Revenues North America	38	46	63	25	172	39	44	62	25	169
Ancillary Revenues (d)	19	23	22	21	86	19	22	22	20	84
Total Destination Network	240	228	243	200	912	240	225	243	190	898

Vacation Ownership
Vacation Ownership Interest Sales	351	448	467	423	1,689	342	409	441	415	1,606
Consumer Financing	111	114	119	120	463	107	108	112	113	440
Property Management Fees and Reimbursable Revenues	175	175	171	172	692	164	161	168	168	660
WAAM Fee-for-Service Commissions	2	4	8	10	24	17	16	13	-	46
Ancillary Revenues (e)	9	9	8	9	37	11	11	10	9	42
Total Vacation Ownership	648	750	773	734	2,905	641	705	744	705	2,794
Total Reportable Segments	$1,186	$1,323	$1,384	$1,266	$5,160	$1,176	$1,264	$1,351	$1,211	$5,001

	2015					2014
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Hotel Group
Royalties and Franchise Fees	$74	$96	$103	$87	$361	$68	$88	$100	$83	$339
Marketing, Reservation and Wyndham Rewards Revenues (a)	96	108	112	92	407	76	101	117	91	385
Hotel Management Reimbursable Revenues (b)	61	71	73	68	273	37	39	39	39	154
Intersegment Trademark Fees	12	15	16	15	57	9	11	11	10	41
Owned Hotel Revenues	25	20	16	19	79	24	20	18	20	81
Ancillary Revenues (c)	24	24	37	33	120	23	24	30	24	101
Total Hotel Group	292	334	357	314	1,297	237	283	315	267	1,101

Destination Network
Exchange Revenues	185	161	157	146	649	187	168	162	150	667
Rental Revenues North America	31	40	58	24	152	28	36	49	18	130
Ancillary Revenues (d)	17	21	22	19	79	15	17	18	16	67
Total Destination Network	233	222	237	189	880	230	221	229	184	864

Vacation Ownership
Vacation Ownership Interest Sales	336	417	448	403	1,604	303	382	415	385	1,485
Consumer Financing	104	105	108	109	427	105	106	108	108	427
Property Management Fees and Reimbursable Revenues	153	149	159	155	615	143	145	150	142	581
WAAM Fee-for-Service Commissions	12	19	23	28	83	33	30	18	16	98
Ancillary Revenues (e)	12	9	12	11	43	9	10	13	17	47
Total Vacation Ownership	617	699	750	706	2,772	593	673	704	668	2,638
Total Reportable Segments	$1,142	$1,255	$1,344	$1,209	$4,949	$1,060	$1,177	$1,248	$1,119	$4,603

Note: Full year amounts may not add across due to rounding.

(a)	Marketing and reservation revenues represent fees the Company receives from franchised and managed hotels that are to be expended for marketing purposes or the operation of a centralized, brand-specific reservation system. These fees are typically based on a percentage of the gross room revenues of each hotel. Wyndham Rewards revenues represent fees the Company receives relating to its loyalty program.
(b)	Primarily represents payroll costs in the hotel management business that the Company pays on behalf of property owners and for which it is reimbursed by the property owners. During 2014, reimbursable revenues of $2 million in each of Q1, Q2 and Q3 and $1 million in Q4 were charged to the Company's vacation ownership business and were eliminated in consolidation.
(c)	Primarily includes additional services provided to franchisees and managed properties and fees related to the Company's co-branded credit card program.
(d)	Primarily includes fees generated from programs with affiliated resorts and homeowners.
(e)	Primarily includes revenues associated with bonus points/credits that are provided as purchase incentives on VOI sales and fees generated from other non-core operations.

Table 6

(1 of 2)

Wyndham Worldwide Corporation

BRAND SYSTEM DETAILS

	As of and For the Three Months Ended December 31, 2017
Brand	Number of Properties	Number of Rooms	Average Occupancy Rate	Average Daily Rate (ADR)	Average Revenue Per Available Room (RevPAR)

Hotel Group
Super 8	2,867	178,690	54.5%	$45.73	$24.92

Days Inn	1,773	142,460	46.9%	$67.02	$31.45

Ramada	850	118,875	52.0%	$68.44	$35.62

Wyndham Hotels and Resorts	267	58,499	57.8%	$101.96	$58.97

Howard Johnson	356	42,250	50.4%	$57.48	$29.00

Baymont	483	38,301	47.6%	$70.10	$33.37

Travelodge	436	31,615	45.4%	$70.35	$31.94

Microtel Inns & Suites by Wyndham	337	24,420	53.8%	$70.28	$37.82

Knights Inn	362	22,006	43.6%	$50.67	$22.09

TRYP by Wyndham	118	17,131	67.2%	$85.41	$57.41

Wingate by Wyndham	154	14,104	56.0%	$89.38	$50.06

AmericInn	202	11,877	47.7%	$91.56	$43.71

Hawthorn Suites by Wyndham	110	10,690	61.8%	$82.76	$51.12

Trademark	64	10,429	67.5%	$107.54	$72.54

Dolce	20	4,621	47.9%	$152.03	$72.81

Dazzler	13	1,621	77.8%	$89.49	$69.63

Esplendor	10	606	76.8%	$84.07	$64.59

Total Hotel Group	8,422	728,195	52.0%	$67.01	$34.88

Vacation Ownership
Wyndham Vacation Ownership resorts	221	24,966	N/A	N/A	N/A

Total Wyndham Worldwide	8,643	753,161

NOTE: A glossary of terms is included in Table 3 (2 of 2); RevPAR may not recalculate by multiplying average occupancy rate by ADR due to rounding.

	As of and For the Three Months Ended December 31, 2016
Brand	Number of Properties	Number of Rooms	Average Occupancy Rate	Average Daily Rate (ADR)	Average Revenue Per Available Room (RevPAR)

Hotel Group
Super 8	2,793	177,191	55.4%	$44.53	$24.69

Days Inn	1,792	143,610	47.0%	$64.63	$30.36

Ramada	866	120,809	50.8%	$69.42	$35.29

Wyndham Hotels and Resorts	247	54,143	54.7%	$102.54	$56.08

Howard Johnson	369	42,346	49.5%	$56.39	$27.90

Baymont	436	34,614	48.1%	$67.28	$32.39

Travelodge	402	29,604	44.6%	$65.75	$29.34

Microtel Inns & Suites by Wyndham	336	24,224	54.8%	$67.74	$37.13

Knights Inn	377	22,912	44.9%	$44.79	$20.11

TRYP by Wyndham	115	16,370	64.6%	$77.53	$50.05

Wingate by Wyndham	149	13,703	58.0%	$87.16	$50.57

Hawthorn Suites by Wyndham	111	10,959	61.7%	$81.48	$50.29

Dolce	21	4,951	49.4%	$152.61	$75.37

Dazzler	11	1,464	87.2%	$61.21	$53.39

Esplendor	10	707	66.6%	$77.05	$51.29

Total Hotel Group	8,035	697,607	51.6%	$63.78	$32.92

Vacation Ownership
Wyndham Vacation Ownership resorts	219	24,665	N/A	N/A	N/A

Total Wyndham Worldwide	8,254	722,272

Note: A glossary of terms is included in Table 3 (2 of 2); RevPAR may not recalculate by multiplying average occupancy rate by ADR due to rounding.

Table 6

(2 of 2)

Wyndham Worldwide Corporation

BRAND SYSTEM DETAILS

	As of and For the Year Ended December 31, 2017
Brand	Number of Properties	Number of Rooms	Average Occupancy Rate	Average Daily Rate (ADR)	Average Revenue Per Available Room (RevPAR)

Hotel Group
Super 8	2,867	178,690	57.5%	$48.23	$27.73

Days Inn	1,773	142,460	51.3%	$69.73	$35.77

Ramada	850	118,875	54.5%	$71.39	$38.94

Wyndham Hotels and Resorts	267	58,499	59.1%	$102.02	$60.26

Howard Johnson	356	42,250	52.0%	$60.47	$31.45

Baymont	483	38,301	52.6%	$72.61	$38.20

Travelodge	436	31,615	50.9%	$74.21	$37.80

Microtel Inns & Suites by Wyndham	337	24,420	57.9%	$71.24	$41.24

Knights Inn	362	22,006	45.9%	$51.52	$23.67

TRYP by Wyndham	118	17,131	67.0%	$82.77	$55.49

Wingate by Wyndham	154	14,104	61.8%	$91.16	$56.37

AmericInn	202	11,877	47.7%	$91.56	$43.71

Hawthorn Suites by Wyndham	110	10,690	65.3%	$83.47	$54.52

Trademark	64	10,429	71.0%	$95.84	$68.02

Dolce	20	4,621	51.8%	$162.97	$84.37

Dazzler	13	1,621	70.3%	$90.98	$63.95

Esplendor	10	606	68.5%	$82.90	$56.76

Total Hotel Group	8,422	728,195	55.1%	$68.24	$37.63

Vacation Ownership
Wyndham Vacation Ownership resorts	221	24,966	N/A	N/A	N/A

Total Wyndham Worldwide	8,643	753,161

NOTE: A glossary of terms is included in Table 3 (2 of 2); RevPAR may not recalculate by multiplying average occupancy rate by ADR due to rounding.

	As of and For the Year Ended December 31, 2016
Brand	Number of Properties	Number of Rooms	Average Occupancy Rate	Average Daily Rate (ADR)	Average Revenue Per Available Room (RevPAR)

Hotel Group
Super 8	2,793	177,191	57.8%	$48.18	$27.84

Days Inn	1,792	143,610	50.6%	$68.06	$34.44

Ramada	866	120,809	53.6%	$73.72	$39.50

Wyndham Hotels and Resorts	247	54,143	57.2%	$105.60	$60.44

Howard Johnson	369	42,346	49.7%	$61.32	$30.47

Baymont	436	34,614	51.8%	$70.63	$36.57

Travelodge	402	29,604	50.5%	$70.73	$35.74

Microtel Inns & Suites by Wyndham	336	24,224	57.4%	$68.89	$39.55

Knights Inn	377	22,912	46.0%	$49.80	$22.90

TRYP by Wyndham	115	16,370	65.6%	$77.79	$51.06

Wingate by Wyndham	149	13,703	62.7%	$90.70	$56.84

Hawthorn Suites by Wyndham	111	10,959	66.3%	$82.39	$54.60

Dolce	21	4,951	52.4%	$162.59	$85.17

Dazzler	11	1,464	87.2%	$61.21	$53.39

Esplendor	10	707	66.6%	$77.05	$51.29

Total Hotel Group	8,035	697,607	54.4%	$67.44	$36.67

Vacation Ownership
Wyndham Vacation Ownership resorts	219	24,665	N/A	N/A	N/A

Total Wyndham Worldwide	8,254	722,272

Note: A glossary of terms is included in Table 3 (2 of 2); RevPAR may not recalculate by multiplying average occupancy rate by ADR due to rounding.

Table 7

(1 of 2)

Wyndham Worldwide Corporation

NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME AND EPS FROM CONTINUING OPERATIONS

(In millions, except per share data)

	Location on Consolidated Statements of Income	Three Months Ended December 31,
		2017	2016
Diluted weighted average shares outstanding		102	108

Diluted EPS from continuing operations		$4.54	$1.53

Income from continuing operations		$462	$164

Adjustments:
Impairment expense (a)	Impairment	106	-
Separation-related costs (b)	Separation-related	31	-
Long-term performance-vested awards (c)	General and administrative	7	-
Acquisition costs (d)	Operating	2	1
Legacy benefit (e)	General and administrative	-	(11)
Executive departure costs (f)	General and administrative	-	6
Restructuring costs (g)	Restructuring	-	1
Total adjustments before tax		146	(3)
Income tax benefit (h) (i)	(Benefit)/provision for income taxes	(456)	(14)
Total adjustments after tax		(310)	(17)
Adjustments - EPS impact		(3.05)	(0.16)
Adjusted net income from continuing operations attributable to Wyndham shareholders		$152	$147

Adjusted diluted EPS from continuing operations		$1.49	$1.36

Note: Amounts may not add due to rounding.

(a)	Relates to non-cash impairment charges related to (i) the writedown of a guarantee asset and note receivable related to a management agreement at the Company's hotel group business, (ii) the writedown of certain management agreements at the Company's hotel group business and (iii) the write-down of property and equipment and VOI inventory in Saint Thomas, U.S. Virgin Islands due to a reduction in its fair value resulting from the disruption of VOI sales caused by natural disasters impacting the Caribbean.
(b)	Represents costs associated with the Company’s planned separation into two separate publicly-traded companies.
(c)	Reflects the impact on the performance metrics of the performance-vested restricted stock unit grants resulting from the enactment of the Tax Cuts and Jobs Act.
(d)	Represents costs related to acquisitions.
(e)	Relates to the net benefit from the resolution of and adjustment to certain contingent liabilities resulting from the Company's 2006 separation from Cendant.
(f)	Represents costs associated with the departure of the chief executive officer at the Company's vacation ownership business.
(g)	Relates to costs incurred as a result of enhancing organizational efficiency and rationalizing existing facilities across the Company during 2016.
(h)	The amount for 2017 relates to (i) the tax effect of the adjustments, (ii) an estimated one-time non-cash tax benefit of approximately $415 million resulting from the enactment of the Tax Cuts and Jobs Act and (iii) an $11 million tax benefit from the release of a valuation allowance.
(i)	The amount for 2016 relates to (i) the tax effect of the adjustments, (ii) an $8 million benefit primarily due to the release of a foreign tax credit valuation allowance, and (iii) a $7 million benefit from foreign tax credits.

The above tables reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides adjusted net income and adjusted EPS financial measures to assist its investors in evaluating its ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in the Company's view do not necessarily reflect ongoing performance. The Company also internally uses these measures to assess its operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. This non-GAAP reconciliation table should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Table 7

(2 of 2)

Wyndham Worldwide Corporation

NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME AND EPS FROM CONTINUING OPERATIONS

(In millions, except per share data)

	Location on Consolidated Statements of Income	Twelve Months Ended December 31,
		2017	2016
Diluted weighted average shares outstanding		104	111

Diluted EPS from continuing operations		$7.89	$4.93

Income from continuing operations attributable to Wyndham shareholders		$818	$544

Adjustments:
Impairment expense (a)	Impairment	246	-
Separation-related costs (b)	Separation-related	51	-
Restructuring costs (c)	Restructuring	15	14
Acquisition gain (d)	Other income, net	(13)	-
Long-term performance-vested awards (e)	General and administrative	7	-
Legacy benefit (f)	General and administrative	(6)	(11)
Acquisition costs (g)	Operating	4	1
Venezuela currency devaluation (h)	Operating	-	24
Early extinguishment of debt (i)	Early extinguishment of debt	-	11
Contract termination (j)	Operating	-	7
Executive departure costs (k)	General and administrative	-	6
Total adjustments before tax		304	53
Income tax benefit (l) (m)	(Benefit)/provision for income taxes	(552)	(28)
Total adjustments after tax		(248)	25
Total adjustments - EPS impact		(2.39)	0.22
Adjusted net income from continuing operations attributable to Wyndham shareholders		$570	$569

Adjusted diluted EPS		$5.50	$5.15

Note: Amounts may not add due to rounding.

(a)	Represents non-cash impairment charges related to (i) writedown of undeveloped VOI land resulting from the Company's decision to no longer pursue future development at certain locations (ii) the writedown of a guarantee asset and note receivable related to a management agreement at the Company's hotel group business, (iii) the write-down of assets resulting from the decision to abandon a new product initiative at the Company's vacation ownership business, (iv) the writedown of certain management agreements at the Company's hotel group business and (v) the write-down of property and equipment and VOI inventory in Saint Thomas, U.S. Virgin Islands due to a reduction in its fair value resulting from the disruption of VOI sales caused by natural disasters impacting the Caribbean.
(b)	Represents costs associated with the Company’s planned separation into two separate publicly-traded companies.
(c)	During 2017, expenses relate to restructuring initiatives at the Company's (i) corporate operations which focused on rationalizing its sourcing function and outsourcing certain information technology functions, (ii) hotel group business, which primarily focused on realigning its brand operations, and (iii) destination network business, which primarily focused on enhancing organizational efficiency and rationalizing operations. During 2016, expenses relate to enhancing organizational efficiency and rationalizing existing facilities across the Company.
(d)	Represents a gain recorded in connection with the acquisition of a controlling interest in Love Home Swap at the Company's destination network business.
(e)	Reflects the impact on the performance metrics of the performance-vested restricted stock unit grants resulting from the enactment of the Tax Cuts and Jobs Act.
(f)	Relates to the net benefit from the resolution of and adjustment to certain contingent liabilities resulting from the Company's 2006 separation from Cendant.
(g)	Represents costs related to acquisitions.
(h)	Represents the impact from the devaluation of the exchange rate of Venezuela at the Company's destination network business.
(i)	Represents costs incurred in connection with the Company's early repurchase of its 6.0% senior unsecured notes.
(j)	Relates to costs associated with the anticipated termination of a management contract at the Company's hotel group business.
(k)	Represents costs associated with the departure of the chief executive officer at the Company's vacation ownership business.
(l)	The amount for 2017 relates to (i) the tax effect of the adjustments, (ii) an estimated one-time non-cash tax benefit of approximately $415 million resulting from the enactment of the Tax Cuts and Jobs Act, (iii) a $30 million tax benefit on foreign currency losses recognized from an internal restructuring and (iv) an $11 million tax benefit from the release of a valuation allowance.
(m)	The amount for 2016 relates to (i) the tax effect of the adjustments, (ii) an $8 million benefit primarily due to the release of a foreign tax credit valuation allowance, (iii) a $7 million benefit from foreign tax credits, and (iv) a $2 million state tax refund for legacy tax matters during 2016. There was no tax benefit associated with the $24 million Venezuela currency devaluation adjustment.

The above tables reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides adjusted net income and adjusted EPS financial measures to assist its investors in evaluating its ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in the Company's view do not necessarily reflect ongoing performance. The Company also internally uses these measures to assess its operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. This non-GAAP reconciliation table should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Table 8

(1 of 2)

Wyndham Worldwide Corporation

NON-GAAP RECONCILIATION OF ADJUSTED EBITDA BY REPORTABLE SEGMENT

(In millions)

						Long-term
				Separation-		Performance-
		Legacy	Restructuring	related	Impairment	vested	Acquisition-related	Adjusted
	EBITDA	Benefit, net (b)	Costs (c)	Costs (d)	Expense (e)	Awards (f)	(Gain)/ Loss, net (g)	EBITDA (h)
Three months ended March 31, 2017
Hotel Group	$85	$-	$1	$-	$-	$-	$-	$85
Destination Network	76	-	-	-	-	-	-	76
Vacation Ownership	118	-	-	-	5	-	-	124
Total Reportable Segments	279	-	1	-	5	-	-	285
Corporate and Other (a)	(39)	-	6	-	-	-	-	(33)
Total Company	$240	$-	$7	$-	$5	$-	$-	$252

Three months ended June 30, 2017
Hotel Group	$106	$-	$-	$-	$-	$-	$-	$106
Destination Network	61	-	-	-	-	-	-	61
Vacation Ownership	47	-	-	-	135	-	-	183
Total Reportable Segments	214	-	-	-	135	-	-	350
Corporate and Other (a)	(28)	-	-	-	-	-	-	(28)
Total Company	$186	$-	$-	$-	$135	$-	$-	$322

Three months ended September 30, 2017
Hotel Group	$121	$-	$-	$-	$-	$-	$1	$122
Destination Network	81	-	8	-	-	-	(12)	77
Vacation Ownership	190	-	-	-	-	-	-	190
Total Reportable Segments	392	-	8	-	-	-	(11)	389
Corporate and Other (a)	(39)	(7)	-	21	-	-	-	(26)
Total Company	$353	$(7)	$8	$21	$-	$-	$(11)	$363

Three months ended December 31, 2017
Hotel Group	$55	$-	$-	$3	$41	$1	$2	$102
Destination Network	40	-	-	8	-	1	-	48
Vacation Ownership	133	-	-	1	65	1	-	200
Total Reportable Segments	228	-	-	12	106	3	2	350
Corporate and Other (a)	(54)	-	-	19	-	4	-	(30)
Total Company	$174	$-	$-	$31	$106	$7	$2	$320

Twelve months ended December 31, 2017
Hotel Group	$367	$-	$1	$3	$41	$1	$3	$416
Destination Network	257	-	8	8	-	1	(12)	262
Vacation Ownership	489	-	-	1	205	1	-	696
Total Reportable Segments	1,113	-	9	12	246	3	(9)	1,374
Corporate and Other (a)	(161)	(6)	6	39	-	4	-	(118)
Total Company	$952	$(6)	$15	$51	$246	$7	$(9)	$1,256

Note: Amounts may not add down or across due to rounding.

(a)	Includes the elimination of transactions between segments.
(b)	Relates to a net benefit from adjustments to certain contingent liabilities from the Company's 2006 separation from Cendant.
(c)	Relates to expenses associated with restructuring initiatives at the Company's (i) corporate operations which focused on rationalizing its sourcing function and outsourcing certain information technology functions, (ii) hotel group business which primarily focused on realigning its brand operations and (iii) destination network business which primarily focused on enhancing organizational efficiency and rationalizing its operations.
(d)	Represents costs associated with the Company’s planned separation into two separate publicly-traded companies.
(e)	Represents non-cash impairment charges related to (i) writedown of undeveloped VOI land resulting from the Company's decision to no longer pursue future development at certain locations, (ii) the writedown of a guarantee asset and note receivable related to a management agreement at the Company's hotel group business, (iii) the write-down of assets resulting from the decision to abandon a new product initiative at the Company's vacation ownership business, (iv) the writedown of certain management agreements at the Company's hotel group business and (v) the write-down of property and equipment and VOI inventory in Saint Thomas, U.S. Virgin Islands due to a reduction in its fair value resulting from the disruption of VOI sales caused by natural disasters impacting the Caribbean.
(f)	Reflects the impact on the performance metrics of the performance-vested restricted stock unit grants resulting from the enactment of the Tax Cuts and Jobs Act.
(g)	Represents (i) a gain recorded in connection with the acquisition of a controlling interest in Love Home Swap ($13 million) partially offset by $1 million of acquisition costs, (ii) $2 million of costs related to the Company's planned acquisition of La Quinta Holdings and (iii) $1 million of costs related to the AmericInn acquisition which closed in October 2017.
(h)	Adjusted EBITDA for 2017 includes share-based compensation expense of $14 million in each of the first, second and third quarters and $13 million in the fourth quarter and $55 million for the full year.

Table 8

(2 of 2)

Wyndham Worldwide Corporation

NON-GAAP RECONCILIATION OF ADJUSTED EBITDA BY REPORTABLE SEGMENT

(In millions)

		Venezuela					Executive
		Currency	Acquisition	Legacy	Restructuring	Contract	Departure	Adjusted
	EBITDA	Devaluation (b)	Costs (c)	Costs (d)	Costs (e)	Termination (f)	Costs (g)	EBITDA (h)
Three months ended March 31, 2016
Hotel Group	$84	$-	$-	$-	$-	$-	$-	$84
Destination Network	54	24	-	-	-	-	-	78
Vacation Ownership	136	-	-	-	-	-	-	136
Total Reportable Segments	274	24	-	-	-	-	-	298
Corporate and Other (a)	(34)	-	-	-	-	-	-	(34)
Total Company	$240	$24	$-	$-	$-	$-	$-	$264

Three months ended June 30, 2016
Hotel Group	$101	$-	$-	$-	$-	$-	$-	$101
Destination Network	60	-	-	-	-	-	-	60
Vacation Ownership	187	-	-	-	-	-	-	187
Total Reportable Segments	348	-	-	-	-	-	-	348
Corporate and Other (a)	(33)	-	-	-	-	-	-	(33)
Total Company	$315	$-	$-	$-	$-	$-	$-	$315

Three months ended September 30, 2016
Hotel Group	$107	$-	$-	$-	$3	$7	$-	$117
Destination Network	69	-	-	-	4	-	-	73
Vacation Ownership	189	-	-	-	6	-	-	195
Total Reportable Segments	365	-	-	-	13	7	-	385
Corporate and Other (a)	(32)	-	-	(1)	1	-	-	(32)
Total Company	$333	$-	$-	$(1)	$14	$7	$-	$353

Three months ended December 31, 2016
Hotel Group	$99	$-	$1	$-	$(1)	$-	$-	$99
Destination Network	39	-	-	-	-	-	-	39
Vacation Ownership	182	-	-	-	2	-	6	191
Total Reportable Segments	320	-	1	-	1	-	6	329
Corporate and Other (a)	(12)	-	-	(11)	-	-	-	(24)
Total Company	$308	$-	$1	$(11)	$1	$-	$6	$305

Twelve months ended December 31, 2016
Hotel Group	$391	$-	$1	$-	$2	$7	$-	$401
Destination Network	222	24	-	-	4	-	-	251
Vacation Ownership	694	-	-	-	8	-	6	708
Total Reportable Segments	1,307	24	1	-	14	7	6	1,360
Corporate and Other (a)	(110)	-	-	(11)	-	-	-	(121)
Total Company	$1,197	$24	$1	$(11)	$14	$7	$6	$1,239

Note: Amounts may not add across due to rounding. The sum of the quarters may not add down due to rounding.

(a)	Includes the elimination of transactions between segments.
(b)	Represents the impact from the devaluation of the exchange rate of Venezuela.
(c)	Represents costs related to acquisitions.
(d)	Relates to a benefit from adjustments to certain contingent liabilities from the Company's 2006 separation from Cendant.
(e)	Relates to costs incurred due to enhancing organizational efficiency and rationalizing existing facilities across the Company.
(f)	Relates to additional costs associated with the termination of a management contract.
(g)	Represents costs associated with the departure of the chief executive officer at the Company's vacation ownership business.
(h)	Adjusted EBITDA for 2016 includes share-based compensation expense of $13 million in the first quarter, $20 million in the second quarter, $14 million in the third quarter and $13 million in the fourth quarter. Share based compensation for the full year of 2016 totaled $61 million.

Table 9

Wyndham Worldwide Corporation

NON-GAAP FINANCIAL DATA FOR CONTINUING AND DISCONTINUED OPERATIONS

(In millions)

The following tables highlight selected financial data from continuing and discontinued operations:

	Three Months Ended December 31,
	2017			2016
	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations	Total

Revenues:
Hotel Group	$332	$-	$332	$316	$-	$316
Destination Network	200	148	348	190	127	317
Vacation Ownership	734	-	734	705	-	705
Corporate and Other	(20)	-	(20)	(18)	-	(18)
Total Revenues	$1,246	$148	$1,394	$1,193	$127	$1,320

Net Income/(Loss)*	$462	$(13)	$449	$164	$-	$164

Diluted EPS	$4.54	$(0.13)	$4.41	$1.53	$-	$1.53

Adjusted Net Income/(Loss)*	$152	$(2)	$150	$147	$(1)	$146

Adjusted Diluted EPS	$1.49	$(0.02)	$1.47	$1.36	$(0.01)	$1.35

Adjusted EBITDA:
Hotel Group	$102	$-	$102	$99	$-	$99
Destination Network	48	14	62	39	13	52
Vacation Ownership	200	-	200	191	-	191
Corporate and Other	(30)	-	(30)	(24)	-	(24)
Total Adjusted EBITDA	$320	$14	$334	$305	$13	$318

	Twelve Months Ended December 31,
	2017			2016
	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations	Total
Revenues:
Hotel Group	$1,343	$-	$1,343	$1,309	$-	$1,309
Destination Network	912	745	1,657	898	673	1,571
Vacation Ownership	2,905	-	2,905	2,794	-	2,794
Corporate and Other	(84)	-	(84)	(75)	-	(75)
Total Revenues	$5,076	$745	$5,821	$4,926	$673	$5,599

Net Income*	$818	$53	$871	$544	$67	$611

Diluted EPS	$7.89	$0.51	$8.40	$4.93	$0.60	$5.53

Adjusted Net Income*	$570	$68	$639	$569	$67	$636

Adjusted Diluted EPS	$5.50	$0.66	$6.16	$5.15	$0.60	$5.75

Adjusted EBITDA:
Hotel Group	$416	$-	$416	$401	$-	$401
Destination Network (a)	262	141	403	251	134	385
Vacation Ownership	696	-	696	708	-	708
Corporate and Other	(118)	-	(118)	(121)	-	(121)
Total Adjusted EBITDA	$1,256	$141	$1,397	$1,239	$134	$1,373

Note: Amounts may not add across due to rounding.

(*)	Includes non-controlling interests.
(a)	Adjusted EBITDA from discontinued operations excludes costs previously allocated to the Company's European vacation rentals business of $8 million in both 2017 and 2016.

Table 10

Wyndham Worldwide Corporation

NON-GAAP RECONCILIATION FOR DISCONTINUED OPERATIONS

ADJUSTED NET INCOME , DILUTED EPS AND ADJUSTED EBITDA FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2017 AND 2016

(In millions, except per share data)

Adjusted Net Income/(Loss) and Adjusted Diluted EPS:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Diluted weighted average shares outstanding	102	108	104	111

Diluted EPS from discontinued operations	$(0.13)	$-	$0.51	$0.60

(Loss)/income from discontinued operations, net of income taxes	$(13)	$-	$53	$67

Adjustments:
Separation-related costs (a)	11	-	15	-
Bargain purchase gain (b)	-	(2)	-	(2)
Restructuring costs (c)	-	-	-	1
Acquisition costs (d)	-	1	-	1

Total adjustments before tax	11	(1)	15	-
Income tax provision/(benefit)	-	-	-	-
Total adjustments after tax	11	(1)	15	-

Adjusted (loss)/income from discontinued operations, net of income taxes	$(2)	$(1)	$68	$67

Adjusted diluted EPS from discontinued operations	$(0.02)	$(0.01)	$0.66	$0.60

Adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
(Loss)/income from discontinued operations, net of income taxes	$(13)	$-	$53	$67
Provision/(benefit) for income taxes	-	(1)	19	15
Depreciation and amortization	14	14	54	50
Interest expense	2	1	-	2
EBITDA from discontinued operations	3	14	126	134

Adjustments:
Separation-related costs (a)	11	-	15	-
Bargain purchase gain (b)	-	(2)	-	(2)
Restructuring costs (c)	-	-	-	1
Acquisition costs (d)	-	1	-	1
Total adjustments	11	(1)	15	-

Adjusted EBITDA from discontinued operations	$14	$13	$141	$134

Note: Amounts may not add due to rounding. All adjustments are reflected in income from discontinued operations, net of tax.

(a)	Represents costs associated with the Company’s expected disposal of its European vacation rentals business.
(b)	Represents a gain from a bargain purchase on an acquisition at the Company's destination network business.
(c)	Relates to costs incurred as a result of enhancing organizational efficiency and rationalizing operations at the Company's destination network business during 2017 and 2016.
(d)	Represents costs related to acquisitions.

The above tables reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides adjusted net income and adjusted EPS financial measures to assist its investors in evaluating its ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in the Company's view do not necessarily reflect ongoing performance. The Company also internally uses these measures to assess its operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. This non-GAAP reconciliation table should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Table 11

Wyndham Worldwide Corporation

NON-GAAP RECONCILIATION OF GROSS VOI SALES

(In millions)

GROSS VOI SALES

The Company believes gross vacation ownership sales provide an enhanced understanding of the performance of its vacation ownership business because it directly measures the sales volume of this business during a given reporting period.

The following table provides a reconciliation of Gross VOI sales (see Table 3) to vacation ownership interest sales (see Table 5):

Year
2017	Q1	Q2	Q3	Q4	Full Year

Gross VOI sales	$439	$563	$602	$539	$2,144
Less: Sales under WAAM Fee-for-Service	(3)	(5)	(11)	(15)	(35)
Gross VOI sales, net of WAAM Fee-for-Service sales	436	558	590	524	2,108
Less: Loan loss provision	(85)	(110)	(123)	(101)	(420)
Vacation ownership interest sales	$351	$448	$467	$423	$1,689

2016

Gross VOI sales	$428	$518	$564	$502	$2,012
Less: Sales under WAAM Fee-for-Service	(23)	(20)	(20)	(1)	(64)
Gross VOI sales, net of WAAM Fee-for-Service sales	405	498	544	501	1,948
Less: Loan loss provision	(63)	(90)	(104)	(86)	(342)
Vacation ownership interest sales	$342	$409	$441	$415	$1,606

2015

Gross VOI sales	$390	$502	$565	$507	$1,965
Less: Sales under WAAM Fee-for-Service	(21)	(26)	(37)	(42)	(126)
Gross VOI sales, net of WAAM Fee-for-Service sales	369	477	528	464	1,838
Less: Loan loss provision	(46)	(60)	(78)	(64)	(248)
Less: Impact of percentage-of-completion accounting	13	-	(2)	2	13
Vacation ownership interest sales	$336	$417	$448	$403	$1,604

2014

Gross VOI sales	$410	$496	$513	$470	$1,889
Less: Sales under WAAM Fee-for-Service	(44)	(40)	(27)	(21)	(132)
Gross VOI sales, net of WAAM Fee-for-Service sales	366	456	486	449	1,757
Less: Loan loss provision	(60)	(70)	(70)	(60)	(260)
Less: Impact of percentage-of-completion accounting	(3)	(4)	(1)	(4)	(12)
Vacation ownership interest sales	$303	$382	$415	$385	$1,485

Note: Amounts may not add due to rounding.

The following includes primarily tele-sales upgrades and other non-tour revenues, which are excluded from Gross VOI sales in the Company's VPG calculation (see Table 3):

	Q1	Q2	Q3	Q4	Full Year

2017	$25	$22	$33	$27	$107
2016	$25	$22	$31	$30	$108
2015	$24	$17	$32	$27	$100
2014	$25	$21	$27	$24	$97

Table 12

Wyndham Worldwide Corporation

2018 Earnings and Driver Outlook

As of February 14, 2018

(In millions, except per share data)

Assumptions:

•	Amounts exclude the Company's European vacation rentals business, which has been classified as a discontinued operation

•	Amounts exclude the Company's planned acquisition of La Quinta's hotel franchising and hotel management business and the costs of financing such acquisition

•	Amounts are consistent with the Company's historical recognition of revenues, without adjustment for the required 2018 change in revenue recognition accounting

•	Amounts exclude costs associated with the Company's planned separation into two separate publicly-traded companies

		2018 Outlook		Year-over-Year
	2017 Actual	Low	High	Growth @ Mid-Point
Full-Year (a)
Net Revenues
Hotel Group	$1,343	$1,365	$1,405	3%
Destination Network	912	935	965	4%
Vacation Ownership	2,905	3,040	3,120	6%
Corporate and Other (c)	(84)	(80)	(90)
Total Revenues	$5,076	$5,260	$5,400	5%

Adjusted EBITDA
Hotel Group	$416	$445	$455	8%
Destination Network	262	265	275	3%
Vacation Ownership	696	735	750	7%
Corporate and Other	(118)	(115)	(125)
Total Adjusted EBITDA	$1,256	$1,330	$1,355	7%

Depreciation and amortization	(213)	(219)	(224)
Interest expense, net	(150)	(173)	(177)

Tax rate	36.1%	25.2%	24.8%

Adjusted Net Income	$570	$702	$717	25%

Adjusted Diluted Earnings per Share	$5.50	$6.90	$7.05	27%

Diluted Shares	103.7	101.7	101.7

Full-Year Drivers (a) (d)				EBITDA Impact of 100bps Change (e)
Hotel Group
Global RevPAR	3%	2%	3%	$4.0
Number of Rooms	4%	2%	4%	4.0

Destination Network
Average Number of Members	(1)%	1%	3%	4.5
Exchange Revenue Per Member	3%	1%	3%	7.0

Vacation Ownership
Tours	6%	5%	7%	6.0
Volume Per Guest	1%	1%	3%	9.0

First Quarter (a) (b)

Adjusted EBITDA	$252	$263	$268

Adjusted Diluted Earnings per Share	$1.03	$1.24	$1.27

Diluted Shares	106.0	101.3	101.3

(a)	Outlook is based upon December 31, 2017 foreign exchange rates.
(b)	First quarter outlook assumes that interest expense increases $9 million year-over-year.
(c)	Primarily reflects elimination of intercompany fees included within the business segments.
(d)	A glossary of terms is included in Table 3.
(e)	EBITDA sensitivities for revenue drivers are based on average systemwide trends. Operating circumstances including but not limited to brand mix, product mix, geographical concentration or market segment result in variability, which may change the impact.

Table 13

Wyndham Worldwide Corporation

SUMMARIZED BALANCE SHEET INFORMATION

(In millions)

	At December 31,
	2017	2016

Cash and cash equivalents (a)	$100	$113
Vacation ownership contract receivables, net	2,901	2,777
Vacation ownership and other inventory	1,249	1,345
Securitized vacation ownership debt	2,098	2,141
Corporate debt (b)	3,909	3,300

As of December 31, 2017, the available capacity under the Company's borrowing arrangements was as follows:

	Securitized Bank Conduit Facilities (c)	Revolving Credit Facilities
Total Capacity	$1,400	$1,900
Less: Outstanding Borrowings	879	395
Letters of credit	-	1
Commercial paper borrowings (d)	-	147
Available capacity	$521	$1,357

(a)	Excludes cash and cash equivalents of discontinued operations of $133 million and $72 million at December 31, 2017 and 2016, respectively.
(b)	Excludes corporate debt, primarily capital leases, of discontinued operations of $68 million and $71 million at December 31, 2017 and 2016, respectively.
(c)	The capacity of these facilities is subject to the Company's ability to provide additional assets to collateralize additional securitized borrowings.
(d)	The Company considers outstanding borrowings under its commercial paper programs to be a reduction of the available capacity of its revolving credit facilities.